UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 10/A

POST EFFECTIVE AMENDMENT NO. 3

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

New Century Equity Holdings Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-28536 (Commission File Number)	74-2781950 (IRS Employer Identification No.)

10101 Reunion Place, Suite 970, San Antonio, Texas (Address of Principal Executive Offices)	78216 (Zip Code)

Registrant’s telephone number, including area code: (210) 302-0444

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered: NONE
Name of exchange in which each class is to be registered: NOT APPLICABLE

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON STOCK, PAR VALUE $.01 PER SHARE
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS
(INITIALLY CARRIED AND TRADED WITH THE COMMON STOCK)

The Registrant originally filed a Form 10-12G with the Securities and Exchange Commission on May 14, 1996, registering the Registrant’s Series A Junior Participating Preferred Stock. Thereafter, the Registrant filed the following amendments to that Form 10-12G: (1) Form 10-12G/A on July 11, 1996 (Amendment No. 1); (2) Form 10-12G/A on July 22, 1996 (Post Effective Amendment No. 1); and (3) Form 10-12G/A on August 1, 1996 (Post Effective Amendment No. 2).

On June 18, 2004, the Registrant sold approximately 4.8 million newly issued shares of its Series A 4% Convertible Preferred Stock to Newcastle Partners, L.P. (“Newcastle”) for five million dollars (the “Newcastle Transaction”). Pursuant to the Newcastle Transaction, the Registrant amended its July 10, 1996 Rights Agreement by reducing the common stock ownership threshold for triggering the distribution of rights under such agreement from fifteen percent to five percent and permitting Newcastle and its successors and assigns to purchase common stock of the Registrant without triggering the distribution of rights (the “Rights Agreement Amendment”).

This Post Effective Amendment No. 3 is being filed to include the Rights Agreement Amendment in Item 11 “Description of Registrant’s Securities to be Registered” and Item 15 “Financial Statements and Exhibits” of Form 10-12G/A filed on August 1, 1996 (Post Effective Amendment No. 2).

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(b) Exhibits

4.3	June 10, 2004 Amendment to the July 10, 1996 Rights Agreement between Billing Information Concepts Corp. and U.S. Trust Company of Texas, N.A. (filed herewith)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NEW CENTURY EQUITY HOLDINGS CORP. By: /s/ JOHN MURRAY —————————————— John Murray Chief Financial Officer

Date: July 9, 2004